Exhibit 10.1

Description of 2005 Incentive Compensation Plan for Executive Officers

The 2005 incentive compensation plan establishes performance criteria for the award to senior management of cash bonuses for 2005 and equity compensation under Regency’s existing Long-Term Omnibus Plan. Regency’s three senior executive officers, along with its five managing directors are eligible for awards under the 2005 plan. Performance criteria vary depending on the officer’s position. The following criteria apply to the three senior executive officers:

(1) growth during 2005 in per share funds from operations, as defined by the National Association of Real Estate Investment Trusts (FFO),

(2) FFO per share growth over three years beginning with 2005, and

(3) relative shareholder return over three years beginning with 2005.

Once earned, long-term incentive awards will take the form of stock rights awards with dividend equivalent units that will vest over time. The following table shows the portion of incentive compensation allocable to each of the three measures listed above:

Performance Measure	% of Cash Bonus	% of Long Term Incentive Grant
2005 FFO per share Growth	100%	33%
3-Yr FFO per share Growth	0%	33%
3-Yr Relative Shareholder Return	0%	33%

Total incentive compensation opportunities will vary depending on the level of performance achieved e.g., high performance plan (80%), or exceptional level (100%). Dollar amounts will be assigned to each level of opportunity, depending on the participant’s position with Regency.

Set forth below is additional information about each component of the 2005 plan listed in the above table.

2005 Cash Bonus

•	Cash bonuses for 2005 performance will be measured primarily by the 2005 FFO per share growth rate. The compensation committee may use other key operating and strategic objectives to determine pay-out.

•	Cash bonuses will be paid in January 2006.

2005 Equity Compensation / Long-Term Opportunity

•	Each of the potential levels of target opportunities will be expressed as a dollar amount. The number of shares of stock actually earned will be based on the closing stock price on January 14, 2005 ($51.36), divided into the dollar level assigned to the performance level achieved.

•	One-third of the shares have the potential to be earned based on the 2005 FFO per share growth rate.

•	Actual shares earned will be determined in December 2005 and will take the form of a stock rights award that will vest 25% per year beginning in December 2006 and ending December 2009, subject to continued employment with Regency.

•	One-third of the shares have the potential to be earned based on the three-year (2005 – 2007) FFO per share growth rate.

•	Actual shares earned will be determined in December 2007 with 50% immediately issued and the remainder taking the form of a stock rights award with 25% vesting in December 2008 and 25% vesting in December 2009, subject to continued employment with Regency.

•	One-third of the shares have the potential to be earned based on the three-year (2005 – 2007) relative total shareholder return.

•	Actual shares earned will be determined in December 2007 with 50% immediately issued and the remainder taking the form of a stock rights award with 25% vesting in December 2008 and 25% vesting in December 2009, subject to continued employment with Regency.

•	Potential stock rights awards not earned by December 2007 will be forfeited.

•	There will be accelerated vesting of stock rights awards and award of remaining unissued share awards for termination tied to Regency’s change of control policy.

•	There will be accelerated vesting for all earned stock rights awards upon retirement, death or disability, and the recipient will continue to have the same opportunity to earn the shares that might be earned absent retirement, death or disability and such awards likewise will be fully vested when earned.

Performance Measures

A.	The following table shows the FFO per share growth measures that will be used for the award of 2005 cash bonuses and one-third of the long-term equity incentive opportunity:

2005 FFO per Share Guideline

FFO per Share Growth Rate	Performance Level	% Opportunity Earned
10% or higher	Exceptional	100%
9%		90%
8%	High Performance Plan	80%
7%		70%
6%		60%
5%		50%
4%		37.50%
3%		25%
2%		12.50%
1% or less		0%

Important Notes to the 2005 FFO per Share Guideline:

1.	The 2005 FFO per share guideline will be used to determine the 2005 cash bonus and one-third of the stock rights award opportunity.

2.	2005 results will be adjusted to reflect any accounting changes or changes in the NAREIT definition of FFO that might occur during 2005.

3.	FFO per share will be rounded to the nearest $0.01 while the growth rate will be rounded to the nearest 0.25% and used to extrapolate the percentage of opportunity earned. In no event will the percentage of opportunity earned be more than 100%.

Examples:

8.50% FFO per share growth rate = 85% of opportunity

7.75% FFO per share growth rate = 77.5% of opportunity

B.	The following table shows the three-year compounded FFO per share growth rates that will be used for one-third of the long-term equity incentive opportunity:

Three-Year (2005 – 2007) FFO per share Growth Guideline

Three Year Compounded FFO per share Growth Rate	Performance Level	% Opportunity Earned
10% or higher	Exceptional	100%
9%		90%
8%	High Performance Plan	80%
7%		70%
6%		60%
5%		50%
4%		37.5%
3%		25%
2%		12.5%
1% or less		0%

Important Notes to the Three-Year FFO Per Share Growth Guideline:

1.	The performance guideline using the compounded growth rate of FFO per share will be used to determine one-third of the long-term equity incentive opportunity.

2.	At the end of 2007, 50% of the earned award will be issued and the remaining 50% will vest in equal annual installments over the next two years.

3.	2005-2007 results will be adjusted to reflect any accounting changes or changes in the NAREIT definition of FFO that might occur during this period.

4.	FFO per share growth rate will be rounded to the nearest 0.25% and used to extrapolate the percentage of opportunity earned. In no event will the percentage of opportunity earned be more than 100%..

C.	The following table shows the three-year relative shareholder return rankings be used for the remaining one-third of the long-term equity incentive opportunity:

Three-Year (2005 – 2007) Relative Shareholder Return Guideline

Rank in Peer Group	Performance Level	% of Opportunity Earned
Top 10%	Exceptional	100%
Top 20%		90%
Top 30%	High Performance Plan	80%
Top 40%		70%
Top 50%		60%
Top 60%		40%
Top 70%		30%

Important Notes to the Three-Year Shareholder Return Guideline:

1.	The guideline will be based on Regency’s rank in its peer group over the three-year performance period.

2.	If Regency’s rank in its peer group is not more than the top 50%, no awards will be made unless there has been at least a 10% annual total shareholder return over the three-year measurement period.

3.	At the end of 2007, 50% of the earned share award will be issued and the remaining 50% will vest in equal annual installments over the next two years.

4.	Relative total shareholder return and rank will be rounded to the nearest performance level.

5.	The peer group is defined as REITs with common equity greater than $1 billion, measured as of January 1, 2005.